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                          NEW ENGLAND BANCSHARES, INC.
                               855 Enfield Street
                                Enfield, CT 06082

For Immediate Release

CONTACT:  Scott D. Nogles, Chief Financial Officer
          (860) 253-5200

              New England Bancshares, Inc. Reports Results For The
                Three and Twelve Months Ended March 31, 2009 and
                               Announces Dividend

ENFIELD, CT, May 13, 2009- New England Bancshares,  Inc. (the "Company") (NASDAQ
GM: NEBS), the holding company for Enfield Federal Savings and Loan Association and Valley Bank, reported a net loss for the quarter ended March 31, 2009 of $1.0 million, or $0.18 per diluted share as compared to net income of $524,000, or $0.09 per diluted share, reported for the same quarter a year ago. The Company reported a net loss of $1.8 million, or $0.32 per diluted share, for the fiscal year ended March 31, 2009 as compared to net income of $1.2 million, or $0.21 per diluted share, for the fiscal year ended March 31, 2008. The Company also declared a dividend of $0.02 per share for the quarter ended March 31, 2009, see Dividend below.

David J. O'Connor, the Company's President and Chief Executive Officer stated, "Our results reflect the stresses affecting the economy. We increased our allowance for loan losses to reflect the difficulties faced by our borrowers and as with many institutions, an impairment charge on securities had a significant impact on our operating results. Our core earnings, and in particular net interest income, remains solid and increased over 13% for the fiscal year ended March 31, 2009. Capital remains strong at the Company and its banking subsidiaries with Tier 1 capital ratios of 7.52% and 8.98% for Enfield Federal Savings and Loan Association and Valley Bank, respectively, and 8.12% on a consolidated basis."

Key Items for the Year:

      o The Company recorded a $2.9 million provision during the fiscal year ended March 31, 2009 compared to $307,000 in the prior fiscal year. See Asset Quality below.
      o Net interest margin on a fully tax equivalent basis was 3.18% for the fiscal year ended March 31, 2009 compared to 3.53% in the prior fiscal year. The Company's net interest margin has been negatively impacted by the historically low interest rates, including a Federal Funds rate which has a target between 0% and 0.25%.
      o Expenses of $247,000 were recorded for severance benefits in conjunction with the merger of the Company's two banking subsidiaries as a result of the consolidation. See Subsidiary Merger below.
      o Expenses of $164,000 were recorded for fees in the acquisition of Apple Valley Bank & Trust Company.

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      o     The Company recorded a $2.7 million other-than-temporary  impairment charge on certain investment securities, primarily consisting of pass-through auction rate securities issued by trusts with assets consisting solely of Fannie Mae and Freddie Mac preferred stock.

Key Balance Sheet Changes at March 31, 2009 compared to March 31, 2008:

      o Total assets increased $53.5 million, or 10.3%, to $571.7 million at March 31, 2009.
      o     Net loans  increased  $41.8 million,  or 11.2%, to $413.6 million at
            March 31, 2009. This increase was comprised of a $25.0 million increase in commercial business loans and a $24.3 million increase in commercial mortgage loans, partially offset by a $5.5 million decrease in construction mortgage loans and a $2.4 million increase in the allowance for loan losses.
      o Deposits increased $49.1 million, or 13.3%, from $370.3 million at March 31, 2008 to $419.4 million at March 31, 2009. The increase is comprised of a $47.7 million increase in certificate of deposits, a $3.2 million increase in savings accounts and a $1.1 million increase in NOW and money market accounts, partially offset by a $2.9 million decrease in noninterest-bearing demand deposits. At March 31, 2009 certificates of deposit comprised 59.2% of deposits.
      o Federal Home Loan Bank ("FHLB") advances increased from $61.9 million at March 31, 2008 to $66.8 million at March 31, 2009, an increase of $4.9 million, or 7.9%. During the year the Company borrowed from the FHLB as an alternative to competing with above-market deposit rates offered by competitors in our market. The Company was able to reduce the rate paid on liabilities and was able to lock the rates in for a longer time period.

Asset Quality:

Total nonaccrual loans were $11.9 million at March 31, 2009 compared to $1.2 million at March 31, 2008. The balance at March 31, 2009 is comprised of $5.6 million of commercial business loans, $3.9 million of commercial mortgage loans, $1.9 million of residential mortgage loans, $440,000 of construction mortgage loans and $28,000 of consumer loans. Net charge-offs were $517,000 for the fiscal year ended March 31, 2009. During the fiscal year ended March 31, 2009 the Company recorded a $2.9 million loan loss provision. The allowance for loan losses as a percentage of gross loans outstanding increased from 1.08% at March 31, 2008 to 1.54% at March 31, 2009.

Subsidiary Merger:

On January 5, 2009, the Company announced its intention to merge its wholly-owned federal savings bank subsidiary, Enfield Federal Savings and Loan Association ("Enfield"), with and into its wholly-owned Connecticut commercial banking subsidiary, Valley Bank ("Valley"), and rename the combined bank "New England Bank." The Company will retain the name of each bank at their respective branches and operate the branches as a division of New England Bank. The subsidiary merger is designed to improve the efficiencies of the Company by eliminating the additional regulatory and administrative costs of maintaining two separately chartered banking subsidiaries with similar products, services and operations. The consolidation will allow the Company to reduce its operating

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expenses while  maintaining the financial  products and services offered by both banks. The combined structure will also assist the combined bank in offering a higher level of customer service. It is anticipated that the subsidiary merger will allow the Company to reduce annual expenses approximately $750,000. The merger of the banking subsidiaries was completed on April 30, 2009.

Dividend:

The Company's Board of Directors declared a cash dividend for the quarter ended March 31, 2009 of $0.02 per share. The cash dividend will be payable on June 19, 2009 to stockholders of record on June 1, 2009.


Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor, Ellington and Windsor Locks and Valley Bank with four banking centers serving the communities of Bristol, Terryville and Southington. For more information regarding Enfield Federal Savings and Loan Association's products and services, please visit www.enfieldfederal.com and for more information regarding Valley Bank's products and services, please visit www.valleybankct.com.



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                               Statistical Summary
                                   (unaudited)
                 (dollars in thousands, except per share data)

Income Statement Data                 Three Months Ended       Twelve Months
                                           March 31,           Ended March 31,
                                       2009        2008       2009        2008
                                     --------    --------   --------    --------
Net interest and dividend income     $  3,864    $  3,967   $ 15,718    $ 13,861
Provision for loan losses               2,057          99      2,929         307
Noninterest income (charges)              539         502       (550)      1,338
Noninterest expense                     3,932       3,673     14,957      12,949
Net (loss) income                      (1,007)        524     (1,802)      1,215
Earnings (loss) per share:
   Basic                                (0.18)   $   0.09   $  (0.32)   $   0.22
   Diluted                              (0.18)       0.09      (0.32)       0.21

Dividend per share                   $   0.04    $   0.03   $   0.15    $   0.12

Balance Sheet Data                           March 31, 2009     March 31, 2008
Total assets                                       $571,664           $518,179
Total loans, net                                    413,566            371,769
Allowance for loan losses                             6,458              4,046
Total deposits                                      419,436            370,312
Repurchase agreements                                12,069              8,555
FHLB advances                                        66,833             61,928
Total equity                                         63,954             68,737
Book value per share(1)                               11.47              11.96
Tangible book value per share(2)                       8.44               8.94

Key Ratios                             Three Months Ended        Twelve Months
                                            March 31,           Ended March 31,
                                        2009        2008       2009        2008
Return on average assets               (0.18)%      0.36%     (0.33)%      0.27%
Return on average equity               (1.56)%      3.04%     (2.71)%      1.83%
Net interest margin, tax
    equivalent basis                    3.14%       3.49%      3.18%       3.53%


(1) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $10.87 and $11.27 at March 31, 2009 and March 31, 2008, respectively.

(2) Calculation excludes unallocated ESOP shares and unvested incentive stock grants. Including these shares in the calculation causes book value per share to decrease to $8.00 and $8.42 at March 31, 2009 and March 31, 2008, respectively.


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